Exhibit 99.1

Alliance One International, Inc. 8001 Aerial Center Parkway Post Office Box 2009 Morrisville, NC 27560-2009 USA	Tel: 919 379 4300 Fax: 919 379 4346 www.aointl.com

NEWS RELEASE	Contact:	Joel Thomas
(919) 379-4300

Alliance One International Reports Improved Sales and Gross Profit for the Second Quarter and Six Months Ended September 30, 2017

Morrisville, NC – November 1, 2017 – Alliance One International, Inc. (NYSE: AOI) today announced results for its fiscal quarter ended September 30, 2017.

Highlights

Second Quarter

•	Sales increased 14.9% to $447.3 million primarily due to the larger South American crop and a 12.4% increase in average sales price due to favorable product mix.

•	Gross profit increased 37.9% to $69.3 million and gross profit as a percentage of sales improved to 15.5% from 12.9% last year.

•	Net income was $1.0 million and Adjusted EBITDA improved 40.5% to $49.9 million

Six Months Year-to-Date

•	Sales increased 11.3% to $724.3 million mainly driven by the larger South American crop and a 9.5% increase in average sales price due to favorable product mix.

•	Gross profit increased 16.2% to $98.0 million and gross profit as a percentage of sales improved to 13.5% from 13.0% in the prior year.

•	Selling, general and administrative expense (“SG&A”) decreased 5.0% to $68.6 million primarily due to lower legal and professional fees and incentive compensation costs.

•	In April 2017, as previously reported, the Company purchased and cancelled $28.6 million of its senior secured second lien notes leaving a face value of $662.9 million outstanding.

Pieter Sikkel, President and Chief Executive Officer said, “Fiscal year 2018 is progressing favorably and in line with our expectations. We achieved solid sales growth during the second quarter when compared to last year and volume sold is increasing as crop sizes have returned to more normal levels in many key markets. Our sales are planned to improve throughout the fiscal year, with each subsequent quarter building on the prior, based on the timing of crops and processing in the growing regions where we source tobacco. As such, as we progress into the third and fourth quarters, we anticipate that our results will further reflect improvement versus last year in both sales and profitability.

“Through the first half of this year total kilos sold increased 2.1% to 153.2 million kilos and sales increased 11.3% to $724.3 million this year versus last year as a result of the larger South American crop, increased customer demand primarily from Asia and Europe, and a 9.5% increase in average sales price due to favorable product mix. Lamina as a percentage of total sales was 14.2% higher when compared to last year. Additionally, the 2017 Brazilian crop now being sold is of higher quality than the El Niño-affected 2016 crop.

Alliance One International, Inc.

“Gross profit increased by 16.2% to $98.0 million for the first six months of this year and gross profit as a percentage of sales improved to 13.5% from 13.0% last year. These improvements were driven by sales that increased by 11.3% while total costs of goods and services sold only increased 10.6%.

“For the first six months of this year, SG&A decreased 5.0% mainly due to lower legal and professional fees and reduced incentive compensation costs. In addition to lower costs, other income increased $7.3 million driven by sales of intrastate trade tax credits and the receipt of funds previously held in escrow that are now covered by bond.

“As previously reported and consistent with our plan, in April we utilized surplus cash to reduce long-term debt with the purchase and cancellation of $28.6 million of our 9.875% senior secured second lien notes, leaving $662.9 million outstanding at September 30, 2017. Our liquidity at quarter-end was strong with available credit lines and cash of $517.1 million. In addition to an improved second quarter we are forecasting fiscal year 2018 to improve, when compared to last year, with sales in a range of $1,900.0-$2,000.0 million and Adjusted EBITDA in a range of $165.0-$185.0 million. By fiscal year-end we also expect good improvement in our net leverage ratio, defined as total debt minus cash divided by Adjusted EBITDA.

“We are also implementing new initiatives that should grow our business platform, while we continue to enhance our sustainability and track and trace capabilities. Sustainability is core to everything we do and central to our value proposition with customers and suppliers. From the field, to our factories, to our customers’ final products, every action we take is focused on the future with emphasis on continuous improvement. Our focus on sustainability began many years ago, because it made sense for our business. Recently regulation has begun to catch-up to standards we established for ourselves, in labor and environmental impact, as well as the ability to track and trace crops through the supply chain.

“Our planning is consistent with our customers’ that are focused on reducing costs, increasing efficiency and enhancing their global supply chains, as well as driving positive change in consumption with increased reduced risk product offerings. As part of plan execution, we recently made a further investment to expand our e-liquid capability and footprint established initially with our investment in Purilum, a leader in e-liquids and flavoring, that enhances our core competencies. Purilum won the 2017 Golden Leaf Award for the company most committed to quality, affirming our commitment to high quality next generation products and their future.

Mr. Sikkel, concluded, “Future prospects for our business are bright and we are excited about developing and maximizing future opportunities that should drive improved profitability and enhanced shareholder value. We are taking measured steps to strengthen our preferred supplier role with customers, further developing our position as a key supplier for both traditional requirements as well as next generation reduced risk products.”

Performance Summary for the Fiscal Quarter Ended September 30, 2017

Volumes increased 3.6% to 92.0 million kilos this year versus last year due to the timing of shipments primarily from Asia and Europe.

Total sales and other operating revenues increased 14.9% or $57.9 million to $447.3 million primarily due to the larger South American crop and a 12.4% increase in average sales price due favorable product mix. Lamina as a percentage of total sales was 15.5% higher this year compared to last year.

Alliance One International, Inc.

Gross profit increased 37.9% to $69.3 million and gross profit as a percentage of sales improved to 15.5% from 12.9% last year.

SG&A increased slightly to $34.8 million which was offset by higher other income primarily related to the receipt of funds previously held in escrow in South America that are now covered by bond.

Interest expense increased slightly to $32.8 million from the prior-year period, primarily due to increased interest rates and higher average borrowings on seasonal lines related to increased tobacco purchases for anticipated sales.

Cash income taxes paid for the quarter increased from $1.0 million in the prior year to $9.2 million in the current year and the effective tax rate was 90.4% this year compared to (32.2)% last year. The variance in the effective tax rate between this year and last year is the result of many factors including the differences in forecasted income for the respective years; differences in year-to-date income for the quarters; certain losses for which no tax benefit is recorded; and, differences in valuation allowances, net exchanges losses on income tax accounts and net exchange gains related to liabilities for unrecognized tax benefits.

Performance Summary for the Six Months Ended September 30, 2017

Volumes increased 2.1% to 153.2 million kilos this year versus last year due to the timing of shipments primarily from Asia and Europe.

Total sales and other operating revenues increased 11.3% to $724.3 million driven by a 9.5% increase in average sales price due mainly to product mix. Lamina sales as a percentage of total sales were 14.2% higher this year when compared to last year. The larger South America crop size increased revenue by 6.3%, and decreased processing costs by 11.9%. The higher volume throughput significantly reduced conversion costs.

Average tobacco costs per kilo increased 9.9% from product mix and the impact of European currency movement which was partially offset by lower conversion costs.

Gross profit increased 16.2% to $98.0 million and gross profit as a percentage of sales improved to 13.5% from 13.0% last year. The increase in gross profit was driven by revenues increasing by 11.3% while total costs of goods and services sold increased 10.6%. The larger South America crop size this year drove increases in revenues and the higher volume decreased our processing and conversion costs.

SG&A decreased 5.0% to $68.6 million primarily from lower legal and professional fees and incentive compensation costs.

Other income increased $7.3 million driven by sales of intrastate trade tax credits in South America and the receipt of South American funds previously held in escrow that are now covered by bond.

During the six months ended September 30, 2017, we purchased $28.6 million of our existing senior secured second lien notes due 2021 at a discount resulting in debt retirement income of $3.0 million.

Interest expense increased 7.0% to $66.9 million, mainly due to increased interest rates and higher average borrowings on seasonal lines related to increased tobacco purchases for anticipated sales.

Cash income taxes paid increased from $4.7 million to $10.0 million year over year and the effective tax rate was (29.4)% this year compared to 0.5% last year. The variance in the effective tax rate between this year and last year is the result of many factors including the differences in forecasted income for the respective years; differences in year-to-date income for the quarters; certain losses for which no tax benefit is recorded; and, differences in valuation allowances, net exchanges losses on income tax accounts and net exchange gains related to liabilities for unrecognized tax benefits.

Alliance One International, Inc.

Earnings Per Share

Second Quarter

For the second quarter ended September 30, 2017, the Company reported a net income of $1.0 million, or $0.11 per basic share, compared to a net loss for the second fiscal quarter last year of $15.7 million, or $1.75 per basic share.

Six Months

For the first half of the year ended September 30, 2017, the Company reported a net loss of $31.5 million, or $3.51 per basic share, compared to a net loss for the first half of last year of $47.2 million, or $5.29 per basic share.

Liquidity and Capital Resources

As of September 30, 2017, available credit lines and cash were $517.1 million, comprised of $188.9 million in cash and $328.2 million of credit lines, consisting of $60.0 million available under the U.S. ABL facility for general corporate purposes (subject to limitations on borrowing if unrestricted cash and cash equivalents exceed $180.0 million), $261.2 million of notes payable to banks and $7.0 million of availability exclusively for letters of credit. In the future, the Company may elect to redeem, repay, make open market purchases, retire or cancel indebtedness prior to stated maturity under its various global bank facilities and outstanding public notes, as they may permit.

Financial Results Investor Call

The Company will hold a conference call to report financial results for the period ended September 30, 2017, on November 2, 2017 at 8:00 A.M. ET. The dial in number for the call is (877) 260-1479 or outside the U.S. (334) 323-0522 and conference ID 1978237. Those seeking to listen to the call may access a live broadcast on the Alliance One website. Please visit www.aointl.com 15 minutes in advance to register.

For those who are unable to listen to the live event, a replay will be available by telephone from 11:00 A.M. ET, November 2nd through 11:00 A.M. ET November 7th. To access the replay, dial (888) 203-1112 within the U.S., or (719) 457-0820 outside the U.S., and enter access code 1978237. Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Alliance One and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based

Alliance One International, Inc.

on the current beliefs and expectations of management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results may differ materially from those currently anticipated expected or projected. The following factors, among others, could cause actual results to differ from those expressed or implied by the forward-looking statements: changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, changes in tax laws and regulations or the interpretation of tax laws and regulations, resolution of tax matters, adverse weather conditions, changes in costs incurred in supplying tobacco and related services and the impact of regulation and litigation. Additional factors that could cause the Company’s results to differ materially from those expressed or implied by forward-looking statements can be found in the Company’s most recent Annual Report on Form 10-K and the other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).

Non-GAAP Financial Information

This press release contains financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP” or “GAAP”). They include EBITDA, Adjusted EBITDA and Adjusted Net Debt. Tables showing the reconciliation of these non-GAAP financial measures are attached to the release. Adjusted EBITDA anticipated for fiscal year 2018 is calculated in a manner consistent with the presentation of Adjusted EBITDA in the attached tables. Because of the forward-looking nature of this estimate of Adjusted EBITDA, it is impractical to present a quantitative reconciliation of such measure to a comparable GAAP measure, and accordingly no such GAAP measure is being presented.

About Alliance One International, Inc.

Alliance One is a leading global independent leaf merchant. For more information on Alliance One, visit the Company’s website at www.aointl.com.

-MORE-

Alliance One International, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	September 30		September 30
(in thousands, except per share data)	2017	2016	2017	2016
Sales and other operating revenues	$447,339	$389,423	$724,332	$650,524
Cost of goods and services sold	378,008	339,142	626,366	566,192

Gross profit	69,331	50,281	97,966	84,332
Selling, general and administrative expenses	34,806	33,362	68,649	72,167
Other income	4,587	2,104	8,889	1,624
Restructuring and asset impairment charges	—	577	—	619

Operating income	39,112	18,446	38,206	13,170
Debt retirement expense	—	—	(2,975)	—
Interest expense	32,756	31,904	66,856	62,507
Interest income	727	2,204	1,694	4,042

Income (loss) before income taxes and other items	7,083	(11,254)	(23,981)	(45,295)
Income tax expense (benefit)	6,404	3,627	7,049	(204)
Equity in net income (loss) of investee companies	276	(732)	(649)	(2,061)

Net income (loss)	192	(15,613)	(32,429)	(47,152)
Less: Net income (loss) attributable to noncontrolling interests	(68)	44	(159)	11

Net income (loss) attributable to Alliance One International, Inc.	$1,023	$(15,657)	$(31,519)	$(47,163)

Income (loss) per share:
Basic	$0.11	$(1.75)	$(3.51)	$(5.29)
Diluted	$0.11	$(1.75)	$(3.51)	$(5.29)

Weighted average number of shares outstanding:
Basic	8,982	8,923	8,973	8,914
Diluted	9,010	8,923	8,973	8,914

Alliance One International, Inc.

RECONCILIATION OF ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“ADJUSTED EBITDA”)(1) (Unaudited)

	Three Months Ended		Six Months Ended
(in thousands)	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net income (loss) attributable to Alliance One International, Inc.	$1,023	$(15,657)	$(31,519)	$(47,163)

Plus: Interest expense	32,756	31,904	66,857	62,507
Plus: Income tax expense	6,404	3,627	7,049	(204)
Plus: Depreciation and amortization expense	8,284	8,601	16,671	17,353

EBITDA(1)	48,467	28,475	59,058	32,493

Plus: Abnormal unrecovered advances (recoveries) to suppliers(2)	—	—	—	—
Plus: Reserves for (recoveries on) doubtful customer receivables	(63)	100	(63)	143
Plus: Non-cash employee stock based compensation	253	453	544	845
Less: Other income (expense)	4,586	2,104	8,890	1,624
Plus: Fully reserved recovery of tax(3)	2,265	2,221	4,640	3,806
Plus: Restructuring and asset impairment charges	—	577	—	619
Plus: Debt retirement expense (income)	—	—	(2,975)	—
Plus: Amortization of basis difference - CBT investment(4)	335	318	653	625
Plus: Kenyan investigation legal & professional costs	214	1,578	1,770	5,129
Less: Kenyan green leaf operation Adjusted EBITDA(5)	(3,032)	(3,901)	(4,104)	(5,548)

Adjusted EBITDA(1)	$49,917	$35,520	$58,841	$47,584

(1)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA and Adjusted EBITDA to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the sporadic impact of various items identified above. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results. EBITDA, Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA and Adjusted EBITDA as presented may not equal column or row totals due to rounding.
(2)	Unrecovered amounts expensed directly to cost of goods and services sold in the income statement for abnormal yield adjustments or unrecovered amounts from prior crops. Normal yield adjustments are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(3)	Represents income (included in Other income (expense)) from cash received in the period presented from the sale of Brazilian intrastate trade tax credits that had been generated by intrastate purchases of tobacco primarily in prior crop years. The Brazilian states of Rio Grande do Sul and Santa Catarina permit the sale or transfer of excess credits to third parties subject to approval by the related tax authorities. The Company has long-term agreements with these Brazilian state governments regarding the amounts and timing of credits that can be sold. Intrastate trade tax credits that are not able to be sold under existing agreements are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(4)	Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
(5)	Adjusted EBITDA of our former green leaf sourcing operation in Kenya is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.

Alliance One International, Inc.

RECONCILIATION OF ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“ADJUSTED EBITDA”)(1) (Unaudited)

	Three Months Ended		Six Months Ended
(in thousands)	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net income (loss) attributable to Alliance One International, Inc.	$(15,657)	$(21,065)	$(47,163)	$(47,015)

Plus: Interest expense	31,904	28,782	62,507	56,555
Plus: Income tax expense (benefit)	3,627	22,902	(204)	19,687
Plus: Depreciation and amortization expense	8,601	6,897	17,353	13,961

EBITDA(1)	28,475	37,516	32,493	43,188

Plus: Abnormal unrecovered advances to suppliers(2)	—	—	—	430
Plus: Reserves for (recoveries on) doubtful customer receivables	100	(65)	143	(148)
Plus: Non-cash employee stock based compensation	453	661	845	1,474
Less: Other income (expense)	2,104	(1,029)	1,624	(469)
Plus: Fully reserved recovery of tax(3)	2,221	814	3,806	1,159
Plus: Restructuring and asset impairment charges	577	(386)	619	2,562
Plus: Debt retirement expense (income)	—	—	—	—
Plus: Amortization of basis difference - CBT investment(4)	318	446	625	768
Plus: Kenyan investigation legal & professional costs	1,578	—	5,129	—
Less: Kenyan green leaf operation Adjusted EBITDA(5)	(3,901)	(6,499)	(5,548)	(11,876)
Plus: Reconsolidated subsidiary incremental EBITDA after elimination of related party transactions with AOI and its consolidated subsidiaries(6)	—	4,738	—	5,990

Adjusted EBITDA(1)	$35,520	$51,251	$47,584	$67,768

(1)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA and Adjusted EBITDA to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the sporadic impact of various items identified above. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results. EBITDA, Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA and Adjusted EBITDA as presented may not equal column or row totals due to rounding.
(2)	Unrecovered amounts expensed directly to cost of goods and services sold in the income statement for abnormal yield adjustments or unrecovered amounts from prior crops. Normal yield adjustments are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(3)	Represents income (included in Other income (expense)) from cash received in the period presented from the sale of Brazilian intrastate trade tax credits that had been generated by intrastate purchases of tobacco primarily in prior crop years. The Brazilian states of Rio Grande do Sul and Santa Catarina permit the sale or transfer of excess credits to third parties subject to approval by the related tax authorities. The Company has long-term agreements with these Brazilian state governments regarding the amounts and timing of credits that can be sold. Intrastate trade tax credits that are not able to be sold under existing agreements are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(4)	Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
(5)	Adjusted EBITDA of our former green leaf sourcing operation in Kenya is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.
(6)	Adjusted EBITDA of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 is calculated on the same basis as Adjusted EBITDA as presented in this table, with eliminations for related party transactions with AOI and its consolidated subsidiaries, and is included in consolidated information thereafter.

Alliance One International, Inc.

RECONCILIATION OF ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“ADJUSTED EBITDA”)(1) (Unaudited)

	Fiscal Year Ended	LTM(8)		Fiscal Year Ended	LTM(8)
(in thousands)	March 31, 2017	September 30, 2017		March 31, 2016	September 30, 2016
Net income (loss) attributable to Alliance One International, Inc.	$(62,928)	$(47,285)		$65,532	$65,385

Plus: Interest expense	132,667	137,017		117,190	123,142
Plus: Income tax expense	23,481	30,734		32,215	12,324
Plus: Depreciation and amortization expense	34,476	33,794		28,361	31,753

EBITDA(1)	127,696	154,259		243,298	232,604

Plus: Abnormal unrecovered advances (recoveries) to suppliers(2)	—	—		—	(430)
Plus: Reserves for (recoveries on) doubtful customer receivables	(5,545)	(5,751)		(169)	122
Plus: Non-cash employee stock based compensation	1,551	1,251		2,425	1,796
Less: Other income (expense)	4,896	12,162		105,427	107,519
Plus: Fully reserved recovery of tax(3)	9,356	10,190		4,309	6,956
Plus: Restructuring and asset impairment charges	1,375	756		5,888	3,944
Plus: Debt retirement expense (income)	(300)	(3,275)		—	—
Plus: Amortization of basis difference - CBT investment(4)	1,518	1,546		1,554	1,410
Plus: Kenyan investigation legal & professional costs	7,171	3,812		8,579	13,708
Less: Kenyan green leaf operation Adjusted EBITDA(5)	(8,013)	(6,569)		(16,666)	(10,338)
Plus: Reconsolidated subsidiary incremental EBITDA after elimination of related party transactions with AOI and its consolidated subsidiaries(6)	—	—		16,800	10,810

Adjusted EBITDA(1)	$145,938	$157,195		$193,923	$173,739

Total debt		$1,466,678			$1,493,821
Less: Debt of reconsolidated subsidiary funded by affiliate(7)		—			74,490

Total adjusted debt		$1,466,678			$1,419,331
Less: Cash		188,936			159,297

Total adjusted debt less cash		1,277,742			1,260,034
(Total adjusted debt less cash) /Adjusted EBITDA(1)(7)		8.13	x		7.25	x

(1)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA and Adjusted EBITDA to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the sporadic impact of various items identified above. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results. EBITDA, Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA and Adjusted EBITDA as presented may not equal column or row totals due to rounding.
(2)	Unrecovered amounts expensed directly to cost of goods and services sold in the income statement for abnormal yield adjustments or unrecovered amounts from prior crops. Normal yield adjustments are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(3)	Represents income (included in Other income (expense)) from cash received in the period presented from the sale of Brazilian intrastate trade tax credits that had been generated by intrastate purchases of tobacco primarily in prior crop years. The Brazilian states of Rio Grande do Sul and Santa Catarina permit the sale or transfer of excess credits to third parties subject to approval by the related tax authorities. The Company has long-term agreements with these Brazilian state governments regarding the amounts and timing of credits that can be sold. Intrastate trade tax credits that are not able to be sold under existing agreements are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(4)	Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
(5)	Adjusted EBITDA of our former green leaf sourcing operation in Kenya is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.
(6)	Adjusted EBITDA of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 is calculated on the same basis as Adjusted EBITDA as presented in this table, with eliminations for related party transactions with AOI and its consolidated subsidiaries, and is included in consolidated information thereafter.
(7)	Represents the portion of outstanding debt of the subsidiary reconsolidated at the end of the fourth quarter of the fiscal year ended March 31, 2016 under a credit facility attributable to the participation interest of another AOI subsidiary funding that portion of the borrowing under the facility. As a result of a direct assignment of the interest in such facility to such other AOI subsidiary on March 2, 2017, the amount of the debt attributable to the interest of such other AOI subsidiary is eliminated in the determination of consolidated total debt on and after March 2, 2017.
(8)	Items for the twelve months ended September 30, 2017 are derived by adding the items for the six months ended September 30, 2017 and the fiscal year ended March 31, 2017 and subtracting the items for the six months ended September 30, 2016. Items for the twelve months ended September 30, 2016 are derived by adding the items for the six months ended September 30, 2016 and the fiscal year ended March 31, 2016 and subtracting the items for the six months ended September 30, 2015.